Exhibit T3A.16.1
CERTIFICATE OF AMENDMENT
OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NEWCOURT CREDIT GROUP USA INC.
(Pursuant to Section 242)
     Newcourt Credit Group USA Inc., a corporation organized and existing under the laws of the State of Delaware (“Corporation”), hereby certifies as follows:
     1. The date of filing of the Certificate of Incorporation of the Corporation with the Delaware Secretary of State is March 5, 1993. The date of filing of the Amended and Restated Certificate of Incorporation of the Corporation with the Delaware Secretary of State is May 7, 1996 (“Amended and Restated Certificate”).
     2. This Certificate of Amendment amends the Amended and Restated Certificate of Incorporation by increasing the number of authorized capital stock of the Corporation from 3,000 shares of Common Stock to 3,500 shares of Common Stock (“Amendment”).
     3. The text of Item Fourth of the Amended and Restated Certificate of Incorporation is amended to read as follows:
     FOURTH: The total authorized capital stock of the Corporation shall be 3,500 shares of Common Stock, each share having a par value of one cent.
     4. The Board of Directors of the Corporation, by unanimous written consent dated March 24, 1998, approved a resolution adopting and proposing to the sole stockholder of the Corporation, being the holder of all of the shares of the Corporation entitled to vote in respect to the Amendment, that the provisions and terms of its Amended and Restated Certificate of Incorporation be amended as set forth in the Amendment.
     5. The sole stockholder of the Corporation, being the holder of all of the shares of the Corporation entitled to vote with respect to the Amendment, approved the Amendment by written consent dated March 24, 1998.
     6. The manner of the adoption of the Amendment, and the vote by which it was adopted, constitute full legal compliance with the provisions of the Delaware General Corporation Law, the Certificate of Incorporation and the Bylaws of the Corporation.
     IN WITNESS WHEREOF, the undersigned officer of the Corporation, for the purposes of amending the Amended and Restated Certificate of Incorporation of the Corporation, hereby executes this Certificate of Amendment and certifies to the truth of the facts herein stated, this 26th day of March, 1998.

/s/ Scott E. Herbst

Scott E. Herbst, Assistant Secretary